STOCK PURCHASE AND SALE AGREEMENT


THIS STOCK PURCHASE AND SALE AGREEMENT the ("AGREEMENT") is made this 4th day of April, 1997, by and among KENNETH T. LEWIS, an individual resident in the State of Texas, JOE HURST, an individual resident in the State of Texas, JAMES E. STEVENS, an individual resident in the State of Texas, and KENNETH RYAN LEWIS, an individual resident in the State of Texas (each a "SELLER," collectively, the "SELLERS"), CADDX-CADDI CONTROLS, INC., a Texas corporation ("CADDX"), and ITI TECHNOLOGIES, INC., a Delaware corporation (the "BUYER").

                                   BACKGROUND

FIRST. Sellers are, collectively, the legal and beneficial owners of all right, title and interest in and to all of the issued and outstanding shares of capital stock of CADDX.

SECOND. CADDX is engaged in the business of manufacturing and selling electronic security equipment for residential, commercial and institutional applications (the "BUSINESS").

THIRD. Buyer wishes to acquire CADDX and the Business through the purchase of all, but not less than all, of the issued and outstanding shares of capital stock of CADDX.

FOURTH. Sellers are willing to sell such shares to Buyer.

NOW, THEREFORE, in consideration of the premises and the representations and agreements herein contained, the parties mutually agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

At the Closing (as that term is defined in SECTION 1 of ARTICLE III below), Sellers shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept, all right, title and interest in and to seven hundred eighty-three (783) shares of Common Stock, $1.00 per share par value, of CADDX (the "STOCK"), such purchase and sale being referred to herein as the "TRANSACTION."

                                   ARTICLE II

                           CONSIDERATION FOR TRANSFER

1. Purchase Price. The aggregate purchase price for the Stock (the "PURCHASE PRICE") shall be Nineteen Million and no/100 Dollars ($19,000,000.00), which shall be payable to Sellers in the following amounts: Kenneth T. Lewis - Thirteen Million Eight Hundred Thirty-One Thousand Four Hundred Eighteen and 68/100 Dollars ($13,831,418.68); Joe Hurst - One Million Seven Hundred Twenty-Two Thousand Eight Hundred Sixty and 44/100 Dollars ($1,722,860.44); James E. Stevens - One Million Seven Hundred Twenty-Two Thousand Eight Hundred Sixty and 44/100 Dollars ($1,722,860.44); and Kenneth Ryan Lewis - One Million Seven Hundred Twenty-Two Thousand Eight Hundred Sixty and 44/100 Dollars ($1,722,860.44).

2. Payment of Purchase Price. The Purchase Price shall be payable at the Closing in immediately available funds by wire transfer to each Seller in the amounts set forth in ARTICLE II, SECTION 1 above and pursuant to wire transfer instructions provided by each Seller at least five (5) business days prior to the Closing.

                                   ARTICLE III

                                   THE CLOSING

1. Time and Place. Subject to satisfaction or waiver of all conditions to Closing, the purchase and sale of the Stock contemplated by this Agreement (the "CLOSING") shall occur at the offices of ITI Technologies, Inc., 2266 North Second Street, North St. Paul, Minnesota 55109, at 10:00 a.m. (Central Standard
Time) on April 30, 1997, or at such other time and place as may be mutually agreed upon by the parties to this Agreement (the "CLOSING DATE"). When the Closing has occurred, such Closing shall be deemed to have occurred, and shall be effective, as of the close of business (Central Standard Time) on the date of Closing (the "EFFECTIVE TIME").

2. Pre-Closing. A pre-closing shall occur at the offices of ITI Technologies, Inc., 2266 North Second Street, North St. Paul, Minnesota 55109, at 10:00 a.m. (Central Standard Time) on the business day immediately preceding the Closing Date or at such other time or place as may be mutually agreed upon by the parties.

3. Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer, the following:

         (a) Certificates evidencing the Stock duly endorsed (or accompanied by duly executed stock powers) by the applicable Seller for transfer to Buyer.

         (b) Certificate of the Secretary of CADDX certifying the original, or true and correct copies, of the bylaws, minute book and stock record book of CADDX and the resolutions adopted by the Board of Directors of CADDX authorizing CADDX to enter into this Agreement.

         (c) Articles of Incorporation of CADDX certified as of a recent date by the Secretary of State of Texas.

         (d) Certificate of Good Standing as of a recent date with respect to CADDX from the Secretary of State of Texas and each state in which CADDX is qualified to do business.

         (e) Certificate of the Secretary of Caddi Controls, Inc., a U.S. Virgin Islands corporation and wholly-owned subsidiary of CADDX
         ("INTERNATIONAL"), certifying the original, or true and correct copies, of the bylaws, minute book and stock record book of International.

         (f) Articles of Incorporation, or its equivalent, of International certified as of a recent date by the appropriate jurisdiction.

         (g) Certificate of Good Standing, or its equivalent, as of a recent date with respect to International from the appropriate jurisdiction.

         (h) Such resignations of officers and directors of CADDX and International effective as of the Effective Time as are requested by Buyer not less than five (5) days prior to Closing.

         (i) Releases executed by each of Sellers in form and substance substantially as set forth in EXHIBIT A attached hereto (the "SELLERS' RELEASES").

         (j) Employment Agreements executed by Joe Hurst, James E. Stevens and Kenneth Ryan Lewis, in form and substance substantially as set forth in EXHIBIT B attached hereto (the "EMPLOYMENT AGREEMENTS") and an Employment Agreement executed by Kenneth T. Lewis in a form mutually acceptable to Kenneth T. Lewis and Buyer which provides, among other things, that: (i) Kenneth T. Lewis shall be employed for a term beginning on the date of Closing and ending one year thereafter; (ii) Kenneth T. Lewis shall receive a salary of $36,000.00 during the term thereof; (iii) Buyer shall provide Mr. And Mrs. Kenneth T. Lewis with medical and health insurance equal to or comparable with Buyer's group coverage effective as of the date of this Agreement from the date of Closing through the date that is five(5) years from the date of Closing; and (iv) upon reaching the age of sixty-five (65) Kenneth T. Lewis shall take all reasonable actions necessary to qualify for Medicare coverage; if he qualifies, Buyer shall purchase a policy, or policies, of medical and health insurance to supplement the Medicare coverage so that Kenneth T. Lewis shall have total medical and health care coverage from and after the date on which he qualifies for Medicare equal or comparable to Buyer's group coverage on the date of this Agreement.

         (k) Noncompetition Agreements executed by each of Sellers in form and substance substantially as set forth in EXHIBIT C attached hereto (the "NONCOMPETITION AGREEMENTS"); provided, however, section 4d of the Noncompetition Agreement to be executed by Kenneth T. Lewis shall be deleted.

         (l) Release Agreement executed by both Scott Furlong and Frank Clark in form and substance substantially as set forth in EXHIBIT D attached hereto.

         (m) Real Estate Purchase Agreement executed by the owner(s) of the facilities currently occupied by CADDX in form and substance substantially as set forth in EXHIBIT E attached hereto.

         (n) Option Agreement executed by Kenneth Ryan Lewis granting a purchase option to CADDX on the parcel adjacent to the CADDX manufacturing facility in form and substance substantially as set forth in EXHIBIT F hereto.

         (o) Certificates executed by each Seller representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter, as that term is defined in ARTICLE VII, SECTION 4 below, that were delivered by Sellers to Buyer prior to the Closing Date in accordance with ARTICLE VII, SECTION 4 below).

4. Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

         (a) Payment of the Purchase Price, as provided in ARTICLE II above.

         (b) Certified copy of the resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement.

         (c) A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

5. Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms of this Agreement.

                                   ARTICLE IV

                            REPRESENTATIONS OF CADDX

CADDX hereby represents to Buyer as follows:

1. Organizational Status. CADDX is a validly existing corporation incorporated pursuant to, and in good standing under, the laws of the State of Texas. CADDX has full corporate power and authority to carry on the business in which it is engaged and is duly qualified or licensed to do business in every state where, by the nature of its business or the ownership of property, the failure to be so qualified or licensed would have a material adverse effect upon its business or assets or upon its ability to enforce any material rights.

2. Corporate Authority. CADDX has full legal right and corporate power, without the consent of any other person, to execute and deliver this Agreement and to perform its obligations, if any, hereunder.

3. Authorization of the Agreement. All corporate and other actions required to be taken by CADDX to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority, is required on the part of CADDX in connection with the valid execution and delivery of this Agreement, or transfer of the Stock, or the consummation of any other transaction contemplated hereby.

4. Validity. This Agreement has been duly executed and delivered by CADDX and is the lawful, valid and legally binding obligation of CADDX, enforceable in accordance with its terms and conditions, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

5. Noncontravention. The execution, delivery and performance of this Agreement will not violate or conflict with any provision of, or result in a default under or a breach of:

         (a) CADDX's Articles of Incorporation or bylaws;

         (b) any material contract, agreement or other instrument to which CADDX or International is a party;

         (c) any regulation, order, decree or judgment of any court or governmental agency; or

         (d) any law applicable to CADDX or International.

The consummation of the Transaction will not accelerate or allow any person to accelerate, terminate, modify or cancel any material rights under any Instrument (as that term is defined in SECTION 8 of this ARTICLE IV), or result in the creation of any lien, claim, charge or encumbrance on the assets or properties of CADDX or International under any Instrument.

6. Capitalization. CADDX's authorized stock consists of ten thousand (10,000) shares of Common Stock, $1.00 per share par value, of which five hundred seventy
(570) shares are presently issued and outstanding and owned of record and beneficially by Kenneth T. Lewis; seventy-one (71) shares are presently issued and outstanding and owned of record and beneficially by Joe Hurst; seventy-one
(71) shares are presently issued and outstanding and owned of record and beneficially by James E. Stevens; and seventy-one (71) shares are presently issued and outstanding and owned of record and beneficially by Kenneth Ryan Lewis; one thousand fifty (1,050) shares are held in the treasury; and eight thousand one hundred sixty-seven (8,167) shares are authorized but not issued. Notwithstanding any provision in this Agreement to the contrary, Scott Furlong and Frank Clark may have, or claim to have, an equity ownership interest in CADDX, which claims, if any, will be disposed of and released prior to Closing after the payments to Scott Furlong and Frank Clark referenced in Article VII,
Section 2 are made, and after the releases referenced in said paragraph have been executed and delivered by Messrs. Furlong and Clark. All of the issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, rights, warrants, conversion or exchange rights or other agreements or commitments to which CADDX is a party or binding upon CADDX that:

         (a) provide for the issuance or transfer by CADDX of additional shares of stock; or

         (b) require CADDX to repurchase, redeem or otherwise acquire shares of stock.

7. Subsidiaries. CADDX does not, directly or indirectly, possess any ownership interest in any corporation, association or business entity other than International. International is a corporation, validly existing and in good standing under the laws of the U.S. Virgin Islands, and is duly qualified or licensed to do business in every state or other jurisdiction where, by the nature of its business or the ownership of property, the failure to be so licensed would have a material adverse effect upon its business or assets or upon its ability to enforce any material rights. International has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned or used by it. International's authorized stock consists of ten thousand (10,000) shares of common stock, $1.00 per share par value, of which one thousand (1,000) shares are presently issued and outstanding and all of which shares are owned beneficially and of record by CADDX.

8. No Default. Neither CADDX nor International are in default under or in violation of any provision of their respective charters or bylaws, or under any of the agreements, indentures, contracts, leases, subleases, loan agreements, notes, restrictions, obligations or liabilities listed on SCHEDULE 4.13 or
SCHEDULE 4.15 to this Agreement (collectively "INSTRUMENTS").

9. Financial Statements. CADDX has delivered to Buyer:

         (a) an unaudited consolidated balance sheet of CADDX and International as of August 31, 1996 (the "BALANCE SHEET"), and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended; and

         (b) an unaudited consolidated balance sheet of CADDX and International as of December 31, 1996 (the "INTERIM BALANCE SHEET"), and the related unaudited, consolidated statements of income for the four (4) months then ended.

Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of CADDX and International as of the respective dates of and for periods referred to in such financial statements, all in accordance with generally accepted accounting principles, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the financial statements referred to in this ARTICLE IV, SECTION 9 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any person other than CADDX and International are required by generally accepted accounting principles to be included in the consolidated financial statements of CADDX.

10. Interim Change. Since December 31, 1996, there has not been:

         (a) any material change in the Business as a result of which:

                  (i) the ongoing cash flow from the Business is materially reduced or is reasonably likely to be materially reduced; or

                  (ii) except as contemplated by this Agreement, the net worth of CADDX and International taken as a whole has been or is reasonably likely to be materially reduced (a "MATERIAL ADVERSE CHANGE");

         (b) any material damage, destruction or loss, whether or not covered by insurance, of any assets material to CADDX and International taken as a whole;

         (c) any material forgiveness or cancellation of debts or claims, or waiver of any rights, by CADDX or International other than in the ordinary course of the Business;

         (d) any increase in the compensation or benefits payable or to become payable by CADDX to any of its employees, officers and directors other than in the ordinary course of its Business, except for the payments to Scott Furlong and Frank Clark contemplated by ARTICLE VII, SECTION 2 below;

         (e) any work stoppage or labor dispute involving CADDX;

         (f) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CADDX;

         (g) any repurchase, redemption or other acquisition by CADDX of any outstanding shares of capital stock or other securities of, or other ownership interests in, CADDX;

         (h) any amendment of any material term of any outstanding security of CADDX;

         (i) any incurrence, assumption or guarantee by CADDX of any indebtedness for borrowed money;

         (j) any creation or assumption by CADDX of any lien on any material asset other than in the ordinary course of business consistent with past practices;

         (k) any making of any loan, advance or capital contributions to or investment in any individual, corporation, partnership or other entity other than to or in wholly-owned subsidiaries made in the ordinary course of business consistent with past practices; or

         (l) any change in any method of accounting, accounting practice or tax policy by CADDX, except for any such accounting change after the date hereof required by reason of a concurrent change in generally accepted accounting principles.

11. Insurance. SCHEDULE 4.11 is a complete and correct list and summary description (including the name of the carrier, coverage, premium and expiration date) of all policies of insurance or fidelity bond maintained by CADDX. Such policies are in full force and effect, and to the "KNOWLEDGE" (as that term is defined in ARTICLE XI, SECTION 1 below) of CADDX, there has not been any threatened termination of, or premium increase with respect to, any such policies. All premiums payable under such policies have been paid or accrued, and CADDX otherwise is in compliance with all material terms and conditions of such policies.

12. Title to Assets. CADDX has valid title to all of the tangible assets reflected on the Interim Balance Sheet, except for:

         (a) assets not material to the conduct of the Business that were disposed of in the ordinary course of business (consistent with past practices) since such date;

         (b) assets being leased under capitalized leases; and

         (c) minor imperfections of title not materially detracting from the value or not materially restricting the use of the property in question.

None of the assets reflected on the Interim Balance Sheet are subject to any security interest, mortgage, pledge, lien, charge or encumbrance except:

         (a) minor liens and encumbrances that do not materially detract from the value or interfere with the present use of such property; and

         (b) as disclosed on SCHEDULE 4.12.

13. Real Estate. SCHEDULE 4.13 sets forth an identification of all real estate owned, leased or subleased by CADDX or International and a list of agreements, leases, subleases, options and commitments with respect to the real estate to which CADDX or International is a party or by which CADDX or International or any property of CADDX or International is bound.

14. Condition of Assets. The assets and properties utilized in and material to the conduct of the Business, whether owned or leased, are in the aggregate in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used.

15. Material Contracts. All contracts, agreements, instruments and leases to which CADDX or International is a party or is otherwise bound meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS") are listed on SCHEDULE
4.15 attached hereto:

         (a) Any lease of machinery, equipment or other personal property involving payment of aggregate annual rentals in excess of Ten Thousand and no/100 Dollars ($10,000.00).

         (b) Any agreement for the purchase of any equipment, materials, services, supplies or other assets in excess of Ten Thousand and no/100 Dollars ($10,000.00).

         (c) Any agreement with clients, customers, subcontractors and others requiring performance of any services or sale or delivery of any product or other assets by CADDX or International that involves payment to CADDX or International of Ten Thousand and no/100 Dollars ($10,000.00) or more.

         (d) In an individual amount in excess of Ten Thousand and no/100 Dollars ($10,000.00), any indebtedness, liability for borrowed money, liability for the deferred purchase price of property (excluding normal trade payables), any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability.

         (e) Any joint venture, partnership or other arrangement involving a sharing of profits.

         (f) Any agency, dealer, sales representative, distribution or other similar agreement.

         (g) Any contract or other document that substantially limits the freedom of CADDX or International to compete in any line of business, or with any individual, corporation, partnership or other entity, or in any area.

         (h) Any other contract or commitment not made in the ordinary course of business that is material to CADDX taken as a whole.

Each contract, agreement, instrument and lease listed in SCHEDULE 4.15 hereto or required to be disclosed pursuant to this ARTICLE IV, SECTION 15 is a valid and binding agreement of CADDX or International and is in full force and effect, and to the Knowledge of CADDX, no other party thereto is in default in any material respect under the terms of any such contract, agreement, instrument or lease.

16. Tax Definitions. The following terms, as used in this Agreement, have the following meanings:

         (a) "IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         (b) "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

         (c) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         (d) "TAX" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

         (e) "TAX RETURN" means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

17. Tax Matters.

         (a) CADDX and International have filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. CADDX has delivered to Buyer copies of all such Tax Returns filed since December 31, 1989. CADDX and International have paid all Taxes that have or may have become due pursuant to those Tax Returns or pursuant to any assessment received by Sellers, except such Taxes, if any, that are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) The United States federal and state income Tax Returns of each of CADDX and International have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1993. SCHEDULE 4.17 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in SCHEDULE 4.17, are being contested in good faith by appropriate proceedings. SCHEDULE 4.17 describes all adjustments to the United States federal income Tax Returns filed by CADDX, International or any group of corporations, including CADDX or International, for all taxable years since December 31, 1989, and the resulting deficiencies proposed by the IRS. Except as described in SCHEDULE 4.17, no Seller, CADDX or International has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statutes of limitations relating to the payment of Taxes of CADDX or International, or for which CADDX or International may be liable.

         (c) CADDX has no Knowledge that the charges, accruals and reserves with respect to Taxes on the respective books of CADDX and International are inadequate (determined in accordance with generally accepted accounting principles). CADDX has no Knowledge of the existence of any proposed tax assessment against CADDX or International, except as disclosed in the Balance Sheet or in SCHEDULE 4.17. To the Knowledge of CADDX, no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired or to be acquired by CADDX or International. All Taxes that CADDX or International are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other applicable person or entity.

         (d) All Tax Returns filed by (or that include on a consolidated basis) CADDX or International are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by CADDX or International after the date of this Agreement. Neither CADDX nor International is, or within the five- (5) year period preceding the Closing Date has been, an "S" corporation.

18. Employee Benefits Definitions. The following terms, as used in this Agreement, have the following meanings:

         (a) "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonus, stock options, stock appreciation rights or any form of post-retirement insurance, compensation or benefits that:

                  (i) is not an ERISA Plan;

                  (ii) is entered into or maintained, as the case may be, by CADDX or any of its ERISA Affiliates; and

                  (iii) covers any employee or former employee of CADDX or International.

         (b) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (c) "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under
         Section 414 of the IRC.

         (d) "ERISA PLAN" means an "employee benefit plan," as defined in
         Section 3(3) of ERISA, that:

                  (i) is subject to any provision of ERISA;

                  (ii) is maintained, administered or contributed to by CADDX or any of its ERISA Affiliates; and

                  (iii) covers any employee or former employee of CADDX or International.

         (e) "MULTI-EMPLOYER PLAN" means each ERISA Plan that is a multi-employer plan, as defined in Section 3(37) of ERISA.

         (f) "PBGC" means the Pension Benefit Guaranty Corporation.

         (g) "PENSION PLAN" means an ERISA Plan that is a defined benefit plan as defined in Section 3(35) of ERISA.

         (h) "TITLE IV PLAN" means an ERISA Plan, other than any Multi-Employer Plan, subject to Title IV of ERISA.

19. ERISA Matters.

         (a) SCHEDULE 4.19 identifies each ERISA Plan.

         (b) CADDX has furnished Buyer copies of such ERISA Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with:

                  (i) the three (3) most recent annual reports prepared in connection with any such ERISA Plan (Form 5500 including, if applicable, Schedule B thereto); and

                  (ii) the most recent actuarial valuation report, if any, prepared in connection with any such ERISA Plan.

         (c) SCHEDULE 4.19 identifies each ERISA Plan that is:

                  (i) a Pension Plan;

                  (ii) a Multi-Employer Plan;

                  (iii) a Title IV Plan; or

                  (iv) maintained in connection with any trust described in
                  Section 501(c)(9) of the IRC.

         (d) With respect to any ERISA Plan or any other employee benefit plan or arrangement covered by Title I of ERISA maintained by CADDX or any of its ERISA Affiliates for the benefit of any employees or former employees of CADDX or International:

                  (i) no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the IRC, has occurred excluding transactions effected pursuant to a statutory or administrative exemption;

                  (ii) no "accumulated funding deficiency," as defined in
                  Section 412 of the IRC, has been incurred with respect to any ERISA Plan subject to such Section 412, whether or not waived;

                  (iii) no "reportable event," within the meaning of Section 4043 of ERISA and regulations promulgated thereunder, other than a "reportable event" that will not have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of CADDX and International taken as a whole; and

                  (iv) no event described in Section 4062 or 4063 of ERISA has occurred in connection with any ERISA Plan.

         (e) No condition exists that could constitute grounds for termination by the PBGC of any employee benefit plan subject to Title IV of ERISA that is maintained by CADDX or any of its ERISA Affiliates or presents a material risk of complete or partial withdrawal from any Multi-Employer Plan under Title IV of ERISA.

         (f) Neither CADDX nor any ERISA Affiliate of CADDX has:

                  (i) engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in Section 4069 of ERISA; or

                  (ii) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become a liability of Buyer or any of its ERISA Affiliates after the Closing Date.

         (g) Neither CADDX nor International is a party to any Multi-Employer Plan and neither CADDX nor International has suffered a complete or partial withdrawal from any such Multi-Employer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA.

         (h) Each ERISA Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified and has been so qualified during the period from its adoption to date, and each trust created under any such ERISA Plan is exempt from tax under Section 501(a) of the IRC and has been so exempt during the period from creation to date. CADDX has provided Buyer with the most recent determination letters of the IRS relating to each such ERISA Plan. Each ERISA Plan that is not a Multi-Employer Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the IRC.

         (i) SCHEDULE 4.19 identifies each Benefit Arrangement. CADDX has furnished Buyer copies of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (j) Neither CADDX nor any of its ERISA Affiliates has any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of CADDX or International, except as required to avoid excise tax under Section 4980B of the IRC.

         (k) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by CADDX or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any ERISA Plan or Benefit Arrangement that would increase materially the expense of maintaining such ERISA Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

         (l) There is no contract, agreement, plan or arrangement covering any employee or former employee of CADDX or International that, individually or collectively, could give rise to the payment by CADDX or International of any amount that would not be deductible pursuant to the terms of Section 280G of the IRC.

         (m) No tax under Section 4980B of the IRC has been incurred in respect of any ERISA Plan that is a group health plan, as defined in Section 5000(b)(l) of the IRC.

         (n) The consummation of the Transaction will not result in the payment, vesting or acceleration of any benefit.

20. Employment Agreements. Except for employment contracts described on SCHEDULE
4.20 (the "EXISTING EMPLOYMENT AGREEMENTS"), neither CADDX nor International has any written employment agreements, or any oral employment agreements specifying a specific term of employment, with officers, directors or employees of CADDX or International. Except as provided in the Existing Employment Agreements, no employee or former employee of CADDX or International, or any of their ERISA Affiliates, will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit solely as a result of the transaction contemplated hereby.

21. Labor Relations; Compliance. CADDX is not now, or has ever been, a party to any collective bargaining or other labor contract. There has not been, there is not presently pending or existing, and to the Knowledge of CADDX there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process; (ii) any Proceeding (as that term is defined in ARTICLE IV, SECTION 25 below) against CADDX or International relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity or other labor or employment dispute against or affecting CADDX or International or their premises; or (iii) an application for certification of a collective bargaining agent. To the Knowledge of CADDX, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by CADDX or International, and no such action is contemplated by CADDX or International. Both CADDX and International have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Neither CADDX nor International has Knowledge that either is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the forgoing Legal Requirements.

22. Environmental Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "ENVIRONMENTAL LAWS" means any and all applicable federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         (b) "ENVIRONMENTAL LIABILITIES" means all liabilities of CADDX and International, whether contingent or fixed, actual or potential, known or unknown, that:

                  (i) arise under or relate to matters covered by Environmental Laws; and

                  (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

         (c) "HAZARDOUS SUBSTANCES" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

         (d) "REGULATED ACTIVITY" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

         (e) "RELEASE" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. ss. 9601(22). The term "RELEASED" has a corresponding meaning.

23. Environmental Matters. Except as disclosed on SCHEDULE 4.23:

         (a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any Seller's or CADDX's Knowledge, threatened by any governmental entity or other person with respect to any:

                  (i) alleged violation by CADDX or International of any Environmental Law or liability thereunder;

                  (ii) alleged failure by CADDX or International to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business;

                  (iii) Regulated Activity; or

                  (iv) Release of Hazardous Substances;

         (b) no polychlorinated biphenyls, radioactive material, urea fomaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned or leased by CADDX or International;

         (c) there are no Environmental Liabilities that have had or may reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of CADDX and International taken as a whole; and

         (d) Sellers, CADDX and International have no Knowledge of any environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of CADDX or International or any property or facility now or previously owned or leased by CADDX or International that has not been delivered to Buyer at least five (5) days prior to the date hereof.

24. Transactions with Affiliates. Except as disclosed in SCHEDULE 4.24, since December 31, 1996, there has not been any payment by CADDX to any of the Sellers or any Affiliate (as that term is defined below); any charge to CADDX by any of the Sellers or any Affiliate; or any other transaction between CADDX and any of the Sellers or any Affiliate, except in the ordinary course of business of CADDX consistent with past practice. Except as disclosed in SCHEDULE 4.24, to the Knowledge of CADDX, no Seller and no Affiliate:

         (a) has any cause of action or other claim whatsoever against or owes any amount in excess of Ten Thousand and no/100 Dollars ($10,000.00) to, or is owed any amount in excess of Ten Thousand and no/100 Dollars ($10,000.00) by, CADDX or International;

         (b) has any interest in or owns any property or right used in the conduct of the Business;

         (c) has outstanding any loan or advance from or to CADDX or International, except expense account advances made in the ordinary course of business consistent with past practices that are not material, individually or in the aggregate; or

         (d) provides any services to CADDX or International other than as an employee.

The term "AFFILIATE" shall mean any member of the immediate family (including a spouse, brother, sister, descendant, ancestor or in-law) of any of the Sellers or any person who is, or during the past two years was, an officer or director of CADDX or International, or any corporation, partnership, trust or other entity in which any such person or any family member of such person has a substantial interest or is a director, officer, partner or trustee.

25. Proceedings. Except as set forth on SCHEDULE 4.25, neither CADDX nor International is a defendant (including by reason of any cross or counterclaim) in any suit or a party to any other action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation by or before any federal, state or local governmental or non-governmental court, department, commission, board, bureau, agency or instrumentality ("PROCEEDINGS"), nor to the Knowledge of CADDX has anyone asserted or threatened in writing to make CADDX or International a party to any such Proceedings, in which a party specifically seeks Ten Thousand and no/100 Dollars ($10,000.00) or more from CADDX or International or Fifty Thousand and no/100 Dollars ($50,000.00) in the aggregate of such Proceedings or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

26. Compliance with Law. Each of CADDX and International and their respective officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of federal, state and local governments and governmental agencies applicable to the Business and applicable to the properties owned or leased and used by CADDX or International. Neither CADDX nor International is aware of any claim of violation of any such laws and regulations. CADDX and International each holds all permits, licenses, certificates and other authorizations material to the conduct of the Business.

27. Brokers. Neither CADDX nor International nor anyone on their behalf has any liability to any broker, finder or agent or has agreed to pay any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

28. Bank Accounts and Safe Deposit Boxes. SCHEDULE 4.28 lists the title of each bank account of CADDX and International, the bank at which that account is maintained, and the names of the persons authorized to draw against the account or otherwise have access to it. SCHEDULE 4.28 also contains the same information for each safe deposit box leased by CADDX and International.

29. Intellectual Property.

         (a) SCHEDULE 4.29A lists all registered trade names, trademarks, service marks and copyrights and their registrations (or applications for registration), owned by CADDX or International or in which either has any rights or licenses. CADDX has no Knowledge that it or International has infringed, or is now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm or corporation. Except as set forth in SCHEDULE 4.29A, neither CADDX nor International is a party to any written license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any trademarks, service marks, trade names, copyrights or applications for any of the foregoing. To the Knowledge of CADDX, CADDX and International each own, or hold, adequate licenses or other rights to use, those trademarks, service marks, trade names and copyrights necessary for their respective businesses as now conducted by them.

         (b) SCHEDULE 4.29B lists all patents and any applications for patents pending owned by CADDX. CADDX has no Knowledge that it or International has infringed, or is now infringing, in any material manner, on any patent or other right belonging to any person, firm or corporation. To the Knowledge of CADDX, neither CADDX nor International is party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. CADDX has no Knowledge that it or International does not have the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable them to conduct and to continue to conduct the Business as in the manner presently conducted by them.

30. Undisclosed Material Liabilities. Except as disclosed on SCHEDULE 4.30 hereto, CADDX has no Knowledge that it or International has any liabilities of any kind that would be material to the financial condition of CADDX or International taken as a whole, other than:

         (a) liabilities disclosed or provided for in the Interim Balance Sheet;

         (b) liabilities incurred since December 31, 1996, in the ordinary course of business consistent with past practice that in the aggregate are not material to CADDX, taken as a whole; and

         (c) liabilities not required under generally accepted accounting principles to be shown on the Interim Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

31. Products Manufactured by CADDX Prior to Closing. CADDX has no Knowledge of any defect in design or manufacture, or otherwise, in any product manufactured by CADDX prior to the Closing that will result in a product recall, warranty claims outside of the ordinary course, product liability or similar claims.

                                    ARTICLE V

                           REPRESENTATIONS OF SELLERS

As an inducement to Buyer to enter into this Agreement, each Seller hereby represents to Buyer as follows:

1. Representations of CADDX.

         (a) To the Knowledge of Sellers, each of the representations of CADDX set forth in SECTIONS 1, 2, 3, 4, 5, 7, 8, 10, 11, 12, 13, 14, 15, 19,
         20, 21, 23, 24, 25, 26, 27, 28, 29, 30 and 31 of ARTICLE IV of this
         Agreement is true and correct in all material respects.

         (b) Each of the representations of CADDX set forth in SECTION 6 (Capitalization), SECTION 9 (Financial Statements) and SECTION 17 (Tax Matters) of ARTICLE IV of this Agreement is true and correct in all material respects.

2. Authority. Sellers have full legal right, without the consent of any other person, to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated hereby.

3. Consents. No consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority, is required on the part of Sellers in connection with the valid execution and delivery of this Agreement, or transfer of the Stock, or the consummation of any other transaction contemplated hereby.

4. Validity. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by Sellers and are the lawful, valid and legally binding obligations of Sellers, enforceable in accordance with their respective terms and conditions, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

5. Noncontravention. The execution and delivery of this Agreement, performance hereunder and the consummation of the transactions contemplated hereby are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of:

         (a) any material contract, agreement or other instrument to which any Seller is a party;

         (b) any regulation, order, decree or judgment of any court or governmental agency of which any Seller has Knowledge; or

         (c) any law applicable to Sellers of which any Seller has Knowledge.

6. Ownership of Stock. After the payments to Scott Furlong and Frank Clark referenced in Article VII, Section 2 are made, and after the Release Agreements referenced in Article III, Section 3(1) have been executed and delivered by Messrs. Furlong and Clark, Sellers will be, collectively, the record and beneficial owners of all of the Stock and at Closing will have, collectively, the absolute right, power and capacity to sell, assign, transfer and deliver the Stock to Buyer free and clear of any liens, encumbrances, pledges, security interests, restrictive agreements, transfer restrictions, voting trust arrangements or claims of any nature whatsoever and, upon delivering and payment for such shares pursuant hereto, Buyer will acquire good and valid title to such shares of Stock, free and clear of all liens, encumbrances or equities except for liens, encumbrances or equities that may be imposed by Buyer or on account of the conduct of Buyer.

7. Brokers' Fees. Sellers are not obligated to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or CADDX could become liable or obligated.

                                   ARTICLE VI

                            REPRESENTATIONS OF BUYER

As an inducement to Sellers to enter into this Agreement, Buyer hereby represents to Sellers as follows:

1. Organizational Status. Buyer is a validly existing corporation incorporated pursuant to, and in good standing under, the laws of the state of its incorporation, with full power and authority to own its properties and to carry on, and to use the properties that it uses to carry on the business in which it is engaged.

2. Corporate Authority. Buyer has full legal right and corporate power, without the consent of any other person, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

3. Authorization of the Transaction. All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken, no consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority, is required on the part of Buyer in connection with the valid execution and delivery of this Agreement, or transfer of the Stock or the consummation of any other transaction contemplated hereby.

4. Validity. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by Buyer and are the lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

5. Noncontravention. The execution and delivery of this Agreement, performance hereunder, and the consummation of the transactions contemplated hereby are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of:

         (a) Buyer's Certificate of Incorporation or bylaws;

         (b) any material contract, agreement or other instrument to which Buyer is a party;

         (c) any regulation, order, decree or judgment of any court or governmental agency of which Buyer has Knowledge; or

         (d) any law applicable to Buyer of which Buyer has Knowledge.

6. Investment Representation. Buyer is purchasing the Stock for investment, for its own account and not with a view to distribution of the Stock within the meaning of applicable securities laws.

7. Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                                 ARTICLE VII

                         COVENANTS OF SELLERS AND CADDX

Sellers each hereby agree to, and to cause CADDX to, keep, perform and fully discharge the following covenants and agreements:

1. Interim Conduct of Business. From the date hereof until the Closing, CADDX and International shall operate the Business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement) and shall refrain from entering into any new line of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or approved in writing by Buyer, CADDX and International shall:

         (a) maintain the properties and assets of CADDX and International in accordance with past practice, reasonable wear and tear excepted;

         (b) use all reasonable efforts to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of CADDX and International, all liability and other casualty insurance, and all bonds on personnel, presently carried;

         (c) use all reasonable efforts to preserve intact the organization of the Business and to keep available the services of the present executives, employees and agents of the Business and to preserve the good will of suppliers, customers and others having business relationships with the Business;

         (d) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

         (e) except as provided in ARTICLE VII, SECTION 2 below, not grant or agree to grant any increase inconsistent with prior increases in the wages, salary, bonus or other compensation, remuneration or benefits of any employee, or become a party to any employment agreement or any consulting arrangement, which arrangement is not in the ordinary course of business, or become a party to any contract or arrangement providing for payment of bonuses, profit shares, stock benefits, severance payments not in the ordinary course of business or retirement benefits, except as required by contract or as expressly contemplated by this Agreement;

         (f) not enter into or agree to enter into any lease, contract, purchase or sale order, or other commitment other than in the ordinary course of business and consistent with prior practice;

         (g) not extend credit, other than in the ordinary course of business and consistent with prior practice;

         (h) not purchase, lease or otherwise acquire any real estate except renewals of current leases on terms consistent with past practices;

         (i) not declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of CADDX or International;

         (j) not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase a material amount of the assets of, nor otherwise acquire any corporation, partnership or other business organization;

         (k) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights or claims, except in the ordinary course of business consistent with past practice;

         (l) not authorize for issuance, issue, sell or deliver any additional shares of CADDX or International stock or any securities or obligations convertible into shares of stock, or issue or grant any option, warrant, conversion rights or other right to purchase any shares of stock;

         (m) not split, combine or reclassify any shares of CADDX or International capital stock of any class or redeem or otherwise acquire, directly or indirectly, any shares of CADDX or International capital stock;

         (n) not incur nor agree to incur nor agree to become subject to any debt or liability, except liabilities arising in the ordinary course of business not agree to guarantee the debts or liabilities of any other person or entity;

         (o) comply in all material respects with the provisions of all laws, regulations, judicial decrees and orders applicable to it or to the conduct of its Business where the failure to comply would have a material affect on CADDX or International;

         (p) refrain from terminating, modifying or amending any lease, license, permit, contract or other agreement, except in the ordinary course of business and not involving a material increase in liability or reduction in revenue;

         (q) not make any additional capital expenditures, other than pursuant to existing commitments set forth on SCHEDULE 4.15 hereto, in excess of Ten Thousand and no/100 Dollars ($10,000.00);

         (r) not take any action looking toward amendment of any of the Articles of Incorporation or bylaws of CADDX or International;

         (s) not make any loan or advance to any person who is an officer, director, employee or shareholder of CADDX or International, other than routine advances for travel, moving and relocation expenses;

         (t) except as provided in ARTICLE VII, SECTION 2 below, not prepay any liability other than current liabilities coming due in the ordinary course of business; and

         (u) not mortgage, pledge or subject to any lien, charge or encumbrance any assets, tangible or intangible.

2. Certain Pre-Closing Payments. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, CADDX will, prior to Closing (i) pay to Scott Furlong and Frank Clark each the amount of One Hundred Ninety Thousand and no/100 Dollars ($190,000.00) in cash in exchange for a release from such individuals of any claims to equity ownership in CADDX, direct or indirect, and any compensation for past performance; and
(ii) pay off all shareholder loans disclosed in the Interim Balance Sheet in cash in an amount not to exceed Six Hundred Forty-Eight Thousand and no/100 Dollars ($648,000.00) in aggregate.

3. Access. Sellers and CADDX shall give Buyer and its representatives reasonable access to all properties, books, contracts, commitments and records (including work papers) and all officers, authorized representatives, consultants and auditors during reasonable business hours and shall furnish Buyer with all financial and operating data and other information as to the Business and the properties and assets of CADDX and International as Buyer may from time to time request; provided, however, that Buyer will not be permitted to make copies of any such documents unless prior request is made to CADDX and such request is approved by the President of CADDX, which approval will not be unreasonably withheld. The fact that such representatives have had such access to such persons, documents and properties shall not of itself relieve CADDX or any Seller of their obligations under the representations in ARTICLE IV or ARTICLE V of this Agreement, except as to particular documents specifically delivered to, or information conveyed to or discovered by, Buyer prior to Closing.

4. Notification. Concurrently with the execution and delivery of this Agreement, Sellers shall deliver to Buyer a disclosure letter setting forth all of the schedules to this Agreement (the "DISCLOSURE LETTER"). Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller, CADDX or International becomes aware of any fact or condition that causes any of Sellers' or CADDX's representations or warranties to be inaccurate as of the date of this Agreement, or if such Seller, CADDX or International becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to be inaccurate had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Sellers or CADDX under this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in
ARTICLE IX of this Agreement impossible or unlikely. No representation or warranty of Sellers or CADDX in this Agreement and no statement in the Disclosure Letter omits to state a material fact, of which Sellers or CADDX have Knowledge, necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice subsequently given pursuant to this ARTICLE VIII, SECTION 4 will contain any untrue statement or omit to state a material fact, of which Sellers or CADDX have Knowledge, necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

5. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE X below, Sellers will not, and will cause CADDX and International and each of their representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquires or proposals from, any person or entity (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of CADDX or International, or any of the capital stock of CADDX or International, or any merger, consolidation, business combination or similar transaction involving CADDX or International.

6. Cooperation. Sellers shall cooperate with Buyer as reasonably requested in connection with obtaining audited financials of CADDX as required under applicable securities laws and regulations.

7. Resignations. At the Closing, Sellers will deliver to Buyer such resignations of officers and directors of CADDX and International effective as of the Effective Time as are requested by Buyer not less than five (5) days prior to the Closing.

8. Undertakings. Each of Sellers and CADDX shall use their respective best efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit the Closing to take place on the date provided herein. Each of Sellers and CADDX shall cooperate with Buyer (to the extent not unreasonably burdensome to Sellers and CADDX) in connection with Buyer's efforts to satisfy the conditions to Closing set forth in ARTICLE IX, SECTION 2.

                                  ARTICLE VIII

                               COVENANTS OF BUYER

Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

1. Confidentiality. In addition to complying with all of the provisions of that certain Mutual Nondisclosure Agreement dated December 30, 1996, by and between CADDX and Buyer (the "NONDISCLOSURE AGREEMENT"), which Nondisclosure Agreement is incorporated herein by reference for all purposes, prior to the Closing, Buyer will use its best efforts to cause all information regarding the Business obtained in connection with the negotiation and performance of this Agreement to be treated as confidential and will not use, and will not permit others to use, any such information in a manner detrimental to Sellers, CADDX or International; provided, however, that the foregoing shall not apply to information that:

         (a) was known by Buyer when received;

         (b) is or hereafter becomes lawfully obtainable from other sources;

         (c) is necessary or appropriate to disclose to any regulatory authority having jurisdiction over Sellers, CADDX, International or Buyer or any affiliate thereof or as otherwise required by law; or

         (d) is reasonably necessary to disclose to those persons with a need to know such information in order to confirm the representations and warranties contained herein.

If the transactions contemplated by this Agreement are not consummated, Buyer will continue to hold all such information in confidence and will return to CADDX all documents (and all copies thereof) containing such information.

2. Undertakings. Buyer shall use its best efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit the Closing to take place on the date provided herein. Buyer shall cooperate with Sellers (to the extent not unreasonably burdensome to Buyer) in connection with Sellers' efforts to satisfy the conditions to Closing set forth in ARTICLE IX, SECTION 1 below.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) The representations of CADDX set forth in ARTICLE IV and of Sellers set forth in ARTICLE V shall have been true and correct in all material respects at and as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         (b) Each Seller and CADDX shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

         (c) CADDX shall have delivered to Buyer a certificate signed by an executive officer of CADDX, and each Seller shall have delivered to Buyer a certificate, each such certificate to the effect that each of the conditions specified in SUBSECTIONS 1(a) and 1(b) of this ARTICLE IX is satisfied.

         (d) There shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation by Buyer of the Transaction

         (e) Buyer shall have received all other authorizations, consents and approvals of governments and governmental agencies as may be required for the lawful consummation by Buyer of the Transaction.

         (f) Buyer shall have received from counsel to Sellers an opinion with respect to the matters set forth in EXHIBIT G attached hereto, addressed to Buyer and dated as of the Closing Date.

         (g) All actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the Transaction will be reasonably satisfactory in form and substance to Buyer.

         (h) Buyer shall have received a Phase I Environmental Site Assessment on CADDX's current manufacturing facilities from an environmental engineering consulting firm of Buyer's choosing, which shall be obtained at Buyer's sole cost and expense, and which shall reveal no recommendations for clean-up or any other remedial action.

Buyer may waive any condition specified in this ARTICLE IX, SECTION 1 if Buyer executes a writing so stating at or prior to the Closing.

2. Conditions Precedent to obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) The representations of Buyer set forth in ARTICLE VI shall have been true and correct in all material respects at and as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         (b) Buyer shall have performed and complied with all of its covenants hereunder in all materials respects through the Closing.

         (c) Buyer shall have delivered to Sellers a certificate signed by an executive officer of Buyer to the effect that each of the conditions specified in SUBSECTIONS 2(a) and 2(b) of this ARTICLE IX is satisfied.

         (d) There shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation by Sellers of the Transaction.

         (e) Sellers shall have received all other authorizations, consents and approvals of governments and governmental agencies as may be required for the lawful consummation by Sellers of the Transaction.

         (f) Sellers shall have received from Buyer's General Counsel an opinion with respect to the matters set forth in EXHIBIT H attached hereto, addressed to Sellers and dated as of the Closing Date.

         (g) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

         (h) Sellers shall have received a copy of the Phase I Environmental Site Assessment referenced in ARTICLE IX, SECTION 1(h) above.

Sellers may waive any condition specified in this ARTICLE IX, SECTION 2 if each executes a writing so stating at or prior to the Closing.

                                    ARTICLE X

                                   TERMINATION

1. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

         (a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) Buyer may terminate this Agreement by giving written notice to each Seller in the event that:

                  (i) the senior lender, that has (or the agent or a co-agent for the senior lenders that have) agreed to provide senior financing to Buyer in connection with the Transaction (which agreement is set forth in writing in a binding "commitment" letter or other similar documentation issued by the lender or agent), notifies Buyer in writing, such notice in writing upon verification shall be PRIMA FACIE evidence of Buyer's right to terminate pursuant to this SUBSECTION 1(b)(i), that it will not provide such committed financing because the "no material adverse change" condition contained in its "commitment" letter to Buyer has not been satisfied and specifying the material adverse change that it believes shall have occurred;

                  (ii) CADDX is discovered to have materially misrepresented a material fact with respect to the matters set forth in ARTICLE IV;

                  (iii) any Seller is discovered to have materially misrepresented a material fact with respect to any matters set forth in ARTICLE V;

                  (iv) any Seller or CADDX materially breaches a material covenant contained in this Agreement and does not cure such breach prior to the Closing Date; or

                  (v) the Closing shall not have occurred on or before May 22, 1997, by reason of the failure of any condition precedent under ARTICLE IX, SECTION 1 hereof (unless the failure results primarily from Buyer itself materially breaching any representation or covenant contained in this Agreement); and

         (c) Sellers may terminate this Agreement by giving written notice to Buyer prior to the Closing in the event that:

                  (i) Buyer is in breach in any material respect of any material representation contained in this Agreement;

                  (ii) Buyer materially breaches a material covenant contained in this Agreement and does not cure such breach prior to the Closing Date; or

                  (iii) the Closing shall not have occurred on or before May 22, 1997, by reason of the failure of any condition precedent under ARTICLE IX, SECTION 2 hereof (unless the failure results primarily from any Seller or CADDX themselves materially breaching any representation or covenant contained in this Agreement).

2. Effect of Termination. If any party terminates this Agreement pursuant to
ARTICLE X, SECTION 1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in ARTICLE VIII, SECTION 1 hereof and the provisions of ARTICLE XII, SECTION 10 (Expenses) hereof shall survive termination.

3. Liquidated Damages. If Sellers fail to convey the Stock to Buyer at Closing in accordance with the terms of this Agreement, Sellers agree, jointly and severally, to pay an aggregate of Two Million and no/100 Dollars ($2,000,000.00) to Buyer as liquidated damages, and not as a penalty, to compensate Buyer for, and in full settlement of all claims of Buyer for, damages and expenses incurred by Buyer as a result of any such breach or failure to perform by Sellers.

                                   ARTICLE XI

                            INDEMNIFICATION; REMEDIES

1. Survival; Definition of Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to ARTICLE III, SECTION 3(o) hereof, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. For purposes of this Agreement, an individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual should have discovered or otherwise become aware of such fact or other matter under the same circumstances.

For purposes of this Agreement, a person or entity (other than an individual) will be deemed to have "KNOWLEDGE" of a particular fact or other matter if any individual who is serving, or who has served at any time within the past six (6) years, as a director, officer, partner, executor or trustee of such person or entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

2. Indemnification and Payment of Damages by Sellers. Subject to the other terms and conditions of this Agreement, Sellers, jointly and severally, will indemnify and hold harmless Buyer, CADDX, International and their respective employees, officers, directors, agents, representatives, stockholders, controlling persons and affiliates (collectively, the "LNDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, damage (including incidental and consequential damages), or reasonable expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with:

         (a) any breach of any representation or warranty made by such Seller in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by such Seller pursuant to this Agreement;

         (b) any breach of any representation or warranty made by such Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to ARTICLE III, SECTION 3(o) hereof as having caused the condition specified in ARTICLE IX, SECTION 1 not to be satisfied;

         (c) any breach by any Seller of any covenant or obligation of such Seller in this Agreement; or

         (d) any claim by any person or entity for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with any Seller, CADDX or International (or any person or entity acting on their behalf) in connection with the Transaction.

Notwithstanding anything contained in this Agreement to the contrary, Sellers shall not be jointly and severally liable to Buyer for indemnification obligations under ARTICLE XI of this Agreement for any Damages directly relating to any Seller's liability to CADDX pursuant to Amendment No. 1 to the bylaws of CADDX, but rather any indemnification liability under ARTICLE XI of this Agreement in such instance shall be the sole obligation of the Seller(s) who is liable to CADDX under Amendment No. 1 to the bylaws of CADDX.

The remedies provided in this ARTICLE XI, SECTION 2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

3. Indemnification and Payment of Damages by Sellers; Environmental Matters. In addition to the provisions of ARTICLE XI, SECTION 2, Sellers, jointly and severally, will indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons the amount of any Damages arising from or in connection with:

         (a) any Environmental Liabilities that arise out of or relate to (i) the ownership, operation by CADDX or International, at any time on or prior to the Closing Date, but after the date on which CADDX or International first owned or operated such Facilities (as that term is defined below), of any real property, leaseholds or other interest currently owned or operated by CADDX or International and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned or operated by CADDX or International (collectively, the "FACILITIES"); or (ii) the condition of any Facilities currently owned or operated by CADDX or International at any time prior to the Closing Date, but after the time on which CADDX or International first owned or operated the Facilities in question; or (iii) any Hazardous Substances that were present on the Facilities at any time on or prior to the Closing Date, but after the date on which CADDX or International first owned or operated the Facilities in question; or (iv) any Hazardous Substances or other contaminants, wherever located, that were generated, transported, stored, treated, Released or otherwise handled by Sellers, CADDX, International or by any other person or entity for whose conduct they are held responsible at any time on or prior to the Closing Date; or
         (v) any Regulated Activities that were conducted by Sellers, CADDX, International or by any other person or entity for whose conduct they are held responsible; or

         (b) any bodily injury (including illness, disability and death), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any person or entity, including any employee or former employee of Sellers, CADDX, International or any other person or entity for whose conduct they are held responsible to the extent arising from any Regulated Activity conducted at the Facilities, or from Hazardous Substances that were (i) present on or before the Closing Date, but after the date on which CADDX or International first owned or operated the Facilities in question on or at the Facilities (or present on any other property, if such Hazardous Substances emanated from any of the Facilities and were present on any of the Facilities on or prior to the Closing Date, but after the date on which CADDX or International first owned or operated the Facilities in question); or (ii) Released by Sellers, CADDX, International or any other person or entity for whose conduct they are held responsible, at any time on or prior to the Closing Date.

Except as may otherwise be provided in ARTICLE XI, SECTION 8, Buyer will be entitled to control any clean-up or other remedial action, any related Proceeding and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this ARTICLE XI,
SECTION 3. The procedure described in ARTICLE XI, SECTION 8 will apply to any claim solely for monetary damages relating to a matter covered by this ARTICLE XI, SECTION 3.

4. Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising from or in connection with (i) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement; (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or (iii) any claim by any person or entity for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person or entity with Buyer (or any person or entity acting on its behalf) in connection with the Transaction.

5. Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in SECTION 6 (Capitalization) and SECTION 17 (Tax Matters) of ARTICLE IV, all as incorporated by ARTICLE V, SECTION 1, and ARTICLE V, SECTION 6 (Ownership of Stock), unless on or before April 18, 1999, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to
SECTION 17 (Tax Matters) of ARTICLE IV, as incorporated by ARTICLE V, SECTION 1, may be made at any time prior to such claim being closed by the applicable statute of limitations; a claim with respect to SECTION 6 (Capitalization) of
ARTICLE IV, as incorporated by ARTICLE V, SECTION 1 and ARTICLE V, SECTION 6 (Ownership of Stock), or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before April 18, 1999, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

6. Limitations on Amount - Sellers. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in SUBSECTIONS 2(a) or 2(b) of this ARTICLE XI or, to the extent relating to any failure to perform or comply prior to the Closing Date, SUBSECTION 2(c) of this
ARTICLE XI until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand and no/100 Dollars ($25,000.00), and then only for the amount by which such Damages exceed Twenty-Five Thousand and no/100 Dollars ($25,000.00). This ARTICLE XI, SECTION 6 will not apply, however, to any breach of any of Sellers' representations and warranties of which any Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by any Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such breaches.

7. Limitations on Amount - Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in CLAUSE
(i) or (ii) of ARTICLE XI, SECTION 4 until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand and no/100 Dollars ($25,000.00), and then only for the amount by which such Damages exceed Twenty-Five Thousand and no/100 Dollars ($25,000.00). This ARTICLE XI, SECTION 7 will not apply, however, to any breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such breaches.

8. Procedure for Indemnification - Third Party Claims.

         (a) Promptly after receipt by an indemnified party under ARTICLE XI,
         SECTION 2 or SECTION 4 or (to the extent provided in the last sentence of SECTION 3) SECTION 3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in ARTICLE XI, SECTION 8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate; or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding, within ten (10) days after the indemnified party's notice is given to the indemnifying party, with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE XI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding (x) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (a) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party; and (b) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (z) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld).

9. Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought, subject, however, to the other terms and provisions of this Agreement.

10. Insurance Claims. If any Indemnified Person makes a claim for indemnity against any other party ("Indemnifying Party"), the Indemnified Person agrees to file all claims and to take such other actions as are reasonably necessary to recover against all applicable insurance policies that might cover all or any part of the damages which the Indemnified Person seeks to recover from the Indemnifying Party. Any recovery made by the Indemnified Person from insurance companies will be credited against the liability, if any, of the Indemnified Person hereunder.

                                   ARTICLE XII

                               GENERAL PROVISIONS

1. Press Releases and Announcements. No party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other parties prior to making the disclosure).

2. No Third-Party Beneficiaries. This Agreement constitutes an agreement solely among the parties hereto and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment or continued employment or related benefits, on any person (including but not limited to any employee or former employee of CADDX or International) other than the parties hereto and their respective successors or permitted assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

3. Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

4. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by facsimile transmission or by registered or certified mail, postage prepaid, as follows:

         If to CADDX or to Sellers:

         CADDX-CADDI Controls, Inc.
         1420 North Main Street
         Gladewater, Texas 75647
         Attention:  Joe Hurst
         Facsimile No.:  (903) 845-6811

         In each case with a copy to:

         Brown McCarroll & Oaks Hartline
         220 Energy Centre, 1127 Judson Road
         Longview, Texas 75601-5157
         Attention:  T. John Ward
         Facsimile No.:  (903) 236-8787

         If to Buyer:

         ITI Technologies, Inc.
         2266 North Second Street
         North St. Paul, Minnesota 55109
         Attention:  General Counsel
         Facsimile No.:  (612) 779-4802

Any party may change its address for receiving notice by written notice given to the others named above. All such notices shall be effective five (5) days after being deposited in the mail addressed as set forth above or upon receipt of the facsimile.

5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

6. Parties in Interest. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns.

7. Entire Transaction. This Agreement, including the exhibits and schedules attached hereto and the documents delivered pursuant hereto together with the Nondisclosure Agreement, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all other agreements and understandings among the parties.

8. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware. Should any provision of this Agreement be invalid, void or unenforceable for any reason, the remaining provisions shall remain in full force and effect.

9. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10. Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision and provisions of this Agreement.

12. Construction. This Agreement has been negotiated by Buyer and Sellers and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

13. Assignment. None of the parties hereto may assign its rights under this Agreement without the consent of each other party hereto.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed all as of the date first written above.

CADDX-CADDI CONTROLS, INC.                  SELLERS:


By: /s/ Joe Hurst                           /s/ Joe Hurst
    ------------------------------------    -----------------------------------
    Joe Hurst, President                    Joe Hurst, Individually


                                            /s/ Kenneth T. Lewis
                                            -----------------------------------
ITI TECHNOLOGIES, INC.                      Kenneth T. Lewis, Individually


                                            /s/ James E. Stevens
By: /s/ Thomas L. Auth                      -----------------------------------
    ------------------------------------    James E. Stevens, Individually
    Thomas L. Auth, President and CEO

                                            /s/ Kenneth Ryan Lewis
                                            -----------------------------------
                                            Kenneth Ryan Lewis, Individually